Exhibit 5.1

March 30, 2020

iCAD, Inc.

98 Spit Brook Road, Suite 100

Nashua, New Hampshire 03062

Re:	Sale of Shares of Common Stock registered pursuant to Registration Statement on Form S-3 (File No. 333-235887)

Ladies and Gentlemen:

We have acted as counsel to iCAD, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-3, File No. 333-235887 (the “Registration Statement”), heretofore filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement filed pursuant to Rule 424(b) under the Act, dated as of March 30, 2020 (the “Prospectus Supplement”), under which the Company offered up to $25,000,000 of shares of the Company’s common stock, $0.01 par value per share (the “Shares”). The Shares are being sold pursuant to an equity distribution agreement dated as of March 30, 2020, by and among the Company and JMP Securities LLC (the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

This opinion is being delivered to you pursuant to Item 601(b)(5) of Regulation S-K under the Act at the request of the Company.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s Certificate of Incorporation, (ii) the Company’s By-Laws, (iii) the Registration Statement, including the prospectus (the “Base Prospectus”) contained therein, (iv) the Prospectus Supplement (the Prospectus Supplement and the Base Prospectus are collectively referred to herein as the “Prospectus”), (v) corporate proceedings of the Company relating to the Shares, and (vi) such other instruments and documents as we have deemed necessary under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion having due regard for such legal considerations as we deemed relevant, that the Shares, have been duly authorized and, when, sold and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Agreement, will be validly issued, fully paid and nonassessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

March 30, 2020 Page 2	Salans FMC SNR Denton dentons.com

Our opinions are subject to limitations imposed by general principles of equity or public policy upon the enforceability of any of the remedies or covenants, including, without limitation, concepts of materiality, good faith and fair dealing and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

We express no opinion as to the laws of any jurisdiction other than Delaware general corporation law and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as an exhibit to a Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP